Exhibit 99.3

Overview and Frequently Asked Questions

Overview

Oracle Buys Responsys

Creates the World’s Largest Modern Marketing Cloud by

Adding Leading B2C Marketing Orchestration Platform

On December 20, 2013, Oracle announced that it has entered into an agreement to acquire Responsys, Inc. (NASDAQ: MKTG), the leading provider of enterprise-scale cloud-based business to consumer (B2C) marketing software. The proposed transaction is subject to Responsys stockholders tendering a majority of the outstanding Responsys shares and vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions, and is expected to close in the first half of 2014. Until the transaction closes, each company will continue to operate independently, and it is business as usual.

Responsys is used by the most respected business to consumer brands across the globe and across a wide range of industries to manage and orchestrate marketing interactions with their customers across email, mobile, social, display and the web. More than 450 companies such as LEGO, LinkedIn, Nordstrom, Southwest Airlines, and United Healthcare, rely on Responsys to drive more revenue and improve the customer experience at every interaction.

Marketing organizations are now driving the customer experience and revenue generation more than ever before – whether for business to consumer (B2C) brands that deliver sales on a website or in the store, or business to business (B2B) companies with direct and channel sales. With this responsibility is a greater expectation to provide measurable results across marketing activities, channels and investments.

The addition of Responsys extends Oracle’s Customer Experience Cloud, which includes the Oracle Sales Cloud, Oracle Commerce Cloud, Oracle Service Cloud, Oracle Social Cloud, and the Oracle Marketing Cloud. By bringing together Responsys and Oracle Eloqua in the Marketing Cloud, for the first time CMOs that support industries with B2C or B2B business models will be equipped to drive exceptional customer experiences across marketing interactions and throughout the customer lifecycle from a single platform.

PRODUCT OVERVIEW AND STRATEGY

What is the rationale for this acquisition?

CMOs and marketing organizations now have a greater responsibility for driving the customer relationship than ever before, however orchestrating interaction across touch points has become complex. Interactions need to take place through more channels, across email, web, mobile, social, display and commerce. As consumers move seamlessly among channels and devices over time, companies need to interact when, where, and how, based on consumer preferences. At the same time, marketers are being charged with demonstrating the ROI on their marketing investments and need to have the tools to measure marketing performance across channels and at each step of the way.

Responsys is the leading provider of enterprise-scale cloud-based B2C marketing software to manage and orchestrate interactions with consumers across email, mobile, social, display and the web – driving more revenue and improving the customer experience at every interaction.

Responsys will join Oracle Eloqua, a proven leader for B2B marketing, Oracle Social Marketing, as well as Compendium’s content marketing solution, as a part of the Oracle Marketing Cloud. Recognizing the unique needs of the CMO across industries, the Oracle Marketing Cloud is the only platform to unite enterprise-class leaders on a single marketing cloud platform. When combined with the full Oracle Customer Experience Cloud, the Oracle Marketing Cloud empowers companies to orchestrate individualized experiences that extend across Marketing, Commerce, Sales, Service, and Support for any industry.

What products does Responsys offer?

The most respected brands across the globe use Interact, Responsys’ cloud-based marketing platform to manage their digital relationships and orchestrate marketing interactions across email, mobile, social, display and the web. Responsys customers deliver unparalleled ROI through the automation, individualization, and coordination of cross-channel marketing interactions at massive scale.

Key elements of the Responsys solutions include:

•	Interact Program

Interact Program gives marketers the power to design multi-stage customer experiences that dynamically unfold over time and across channels according to individual preferences and behavior. With the drag-and-drop interface, Interact Program makes it easy to design experiences for every stage of the customer lifecycle. Every month, marketers use Interact Program to orchestrate over a billion individual customer experiences.

•	Interact Profile

Interact Profile allows marketers to create rich customer profiles with data that spans demographics, behavior, and cross-channel preferences. Data can be integrated across email, mobile, display, social, and web interactions, giving marketers the ability to react in near real time. A drag-and-drop targeting tool makes it easy to comb through big data to identify the most relevant audience for offers and other communications.

•	Interact Campaign

With Interact Campaign, marketers can design, build, test, and execute digital campaigns that span email, mobile, display, social, and the web. Interact Campaign’s wizards make it easy to get new messages out quickly, and its message-designer tools combine ease-of-use with advanced personalization capabilities.

•	Interact Insight

Interact Insight delivers a powerful yet intuitive set of tools to help marketers analyze and optimize their marketing programs. Insight offers out-of-the-box visual reports and dashboards as well as drag-and-drop custom analytics for ad hoc analysis.

•	Interact Connect

Data is the lifeblood of any marketing platform, and Interact Connect gives marketers access to exactly what they need. Out-of-the-box integrations with leading CRM and web analytics platforms provide critical revenue-driving data, without waiting for company IT resources. And the Connect API is flexible enough to tap into just about any data source a marketer might need.

How will the Responsys customers benefit from Oracle’s Marketing Cloud?

Oracle’s Marketing Cloud includes leading B2B marketing automation, content marketing and social marketing applications that help marketers truly know their customers. These solutions enable marketers to drive coordinated engagement with direct or channel sales teams from prospect to customer advocate. The Oracle Marketing Cloud has over 100 AppCloud partners that help companies seamlessly extend their marketing strategies. Responsys customers are expected to benefit from these capabilities to drive more compelling content marketing and social strategies, as well as enable better collaboration with their sales teams.

CUSTOMERS AND PARTNERS

How is the proposed transaction between Oracle and Responsys expected to benefit customers?

CMOs and marketing organizations will more substantially be able to help drive initiatives that put the customer and their experiences at the center of their strategies. With leading capabilities to orchestrate interactions across B2C and B2B business scenarios on a single marketing cloud platform, marketers will be able to drive relevant and compelling engagement with businesses and consumers across the customer lifecycle.

Customers will also benefit from continued R&D investment across the Responsys and Eloqua platforms, ensuring that CMOs in every industry are armed with a best-in-class solution. Oracle plans to extend and expand Responsys’ ability to sell, service, and support customers around the world by utilizing Oracle’s global scale and resources.

How does Oracle plan to maintain Responsys’ domain expertise after the closing?

The goal of the combination is to retain Responsys’ domain expertise, given their solutions complement Oracle’s offerings. Responsys brings significant knowledge and capabilities in the area of B2C marketing. The Responsys management team and employees are expected to join the Oracle Marketing Cloud teams after the transaction closes and continue their focus facilitating excellence in marketing.

How will the proposed acquisition impact the Responsys product roadmap?

After the close of the transaction, Oracle plans to continue to aggressively invest in the Oracle Marketing Cloud, and will look for opportunities to further accelerate innovation by leveraging synergies. We expect this will add additional functionality and capabilities at a quicker pace. In addition, Responsys customers will benefit from better integration and alignment with Oracle’s Customer Experience Cloud, which includes Commerce, Service, Sales and Social Clouds.

BUSINESS CONTINUITY

Can I still purchase Responsys products and services?

Yes, Responsys products and services will continue to be available. Please contact a Responsys sales representative to assist you, or visit www.responsys.com for contact information.

Should Responsys customers continue to call Responsys customer support?

Yes. Responsys customers should continue to use existing Responsys contacts for support, professional services and sales to address immediate and ongoing needs. We will communicate all changes and transitions occurring after the close of the transaction well in advance through these familiar channels.

How will Oracle continue to support and broaden relationships with Responsys partners?

We expect business to continue as usual for Responsys partners. If contact information changes, we will communicate these changes through normal channels. Oracle partners may also use their existing Oracle channels for support to answer any questions.

Will training on Responsys products and services continue?

Yes. We want to ensure that Responsys products and services provide the best possible service for their customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and Responsys combination?

For more information, please visit oracle.com/responsys.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Responsys, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Responsys, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Responsys, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Responsys may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Responsys.

In addition, please refer to the documents that Oracle and Responsys, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Responsys’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Responsys is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Responsys product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Responsys’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Responsys or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Responsys. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Responsys, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Responsys will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Responsys are urged to read these documents when they become available because they will contain important information that holders of Responsys securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Responsys at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Responsys file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Responsys at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Responsys’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Copyright © 2013, Oracle and/or its affiliates. All rights reserved. Oracle and Java are registered trademarks of Oracle and/or its affiliates. Other names may be trademarks of their respective owners.	1300XXXX

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